PDI CONTACT:                                                                                                     INVESTOR CONTACT:
Amy Lombardi                                                                                                                Melody Carey
PDI, Inc.                                                                                                       Rx Communications Group
(862) 207-7866                                                                                                        (917) 322-2571
ALombardi@pdi-inc.com                                                                                                      MCarey@RxIR.com
www.pdi-inc.com

PDI Reports 2009 Fourth Quarter and Full Year Financial Results
Management will Host Conference Call Today at 4:30pm ET

Parsippany, N.J., March 4, 2010 – PDI, Inc. (Nasdaq: PDII), a leading provider of outsourced sales and marketing support to U.S. pharmaceutical companies, today reported financial and operational results for the fourth quarter and year ended December 31, 2009. Recent operating highlights include:
•	Two key new business wins with Top 10 pharmaceutical companies in December 2009 and January 2010 expected to generate approximately $18 million in revenue in 2010.
•	Major contract renewal with a Top 5 pharmaceutical company expected to generate approximately $33 million in revenue in 2010.
•	Relocation of corporate headquarters to Parsippany, NJ to reduce ongoing costs and increase access to pharmaceutical industry talent pool.

Summary Consolidated Statements of Operations – GAAP Basis:

	4th Quarter Ended		Year Ended
GAAP Basis	December 31,*		December 31,*
$'s in millions except EPS	2009	2008	2009	2008

Revenue	$24.0	$25.4	$84.9	$112.5

Gross Profit	$7.6	$(8.2)	$26.3	$4.5

Operating Expenses
Compensation expense	$4.7	$5.1	$22.3	$22.8
Other SG&A	$4.8	$3.9	$17.5	$16.8
Executive severance	$-	$-	$0.2	$1.2
Asset Impairment	$18.1	$-	$18.1	$-
Facilities realignment	$5.7	$0.1	$8.7	$0.1
Total Operating Expenses	$33.3	$9.0	$66.9	$40.9

Operating Loss	$(25.7)	$(17.2)	$(40.6)	$(36.4)

Other income, net	$-	$0.3	$0.2	$2.8

(Benefit) Provision for Income Taxes	$(7.3)	$-	$(6.8)	$0.9

Net Loss	$(18.4)	$(16.9)	$(33.6)	$(34.5)

Diluted Loss Per Share	$(1.30)	$(1.19)	$(2.36)	$(2.42)

*Unaudited

The Company’s GAAP basis Summary Consolidated Statements of Operations (above) includes the following:

  In 2009:
•
A non-cash asset impairment charge of $18.1 million (reflected in Q4 and full year 2009 results) related to the carrying value of our Pharmakon business unit goodwill and intangibles. This charge is the result of the Company’s annual assessment of goodwill and an indication of impairment of our intangibles which arose in the fourth quarter of 2009.  The most recent assessment was heavily influenced by the recent performance of Pharmakon, adverse industry dynamics, the general adverse economic environment and reduced valuations of comparable companies.

•
Facilities realignment charges of $5.7 million in the fourth quarter of 2009 and $8.7 million for the full year 2009, related to the downsizing of space at our former Company headquarters and TVG business unit and the fourth quarter relocation of Company’s corporate headquarters to Parsippany, NJ.

•
A net gain of $2.5 million (reflected in full year 2009 results) related to the mutual termination of the product commercialization contract entered into in 2008. The gain arises from the reversal of loss contract reserves accrued for in 2008.

•
A reduction of revenue of $1.7 million in the fourth quarter of 2009 and $5.1 million for the full year 2009 as a result of credits issued in connection with the mutual termination of the product commercialization contract entered into in 2008.

•
A total tax benefit realized of $7.0 million (approximately 50% cash) as a result of the Worker, Homeownership, and Business Assistance Act passed in November 2009 (reflected in Q4 and full year 2009 results).

In 2008:
•	A contract loss accrual of $10.3 million (reflected in Q4 and full year 2008 results) related to the product commercialization contract entered into in 2008.

Because of the nature of the above items, the Company believes that financial results, excluding the above items, more accurately reflect the ongoing operations of PDI. Company management excludes the above items in evaluating the operating performance of the businesses and believes that it would also be useful to investors to exclude these items in assessing the performance of the Company’s operations on a comparable period to period basis. The summary Consolidated Statements of Operations below, referred to as “Adjusted Basis” excludes these items.  A full reconciliation of GAAP results to Adjusted Basis results on a Consolidated and Segment basis is included in Exhibit A.

Summary Consolidated Statements of Operations – Adjusted Basis:

	4th Quarter Ended		Year Ended
Adjusted Basis	December 31,*		December 31,*
$'s in millions except EPS	2009	2008	2009	2008

Revenue	$25.7	$25.4	$90.0	$112.5

Gross Profit	$7.8	$2.1	$24.1	$14.8

Operating Expenses
Compensation expense	$4.7	$5.1	$22.3	$22.8
Other SG&A	$4.8	$3.9	$17.5	$16.8
Executive severance	$-	$-	$0.2	$1.2
Asset Impairment	$-	$-	$-	$-
Facilities realignment	$-	$-	$-	$-
Total Operating Expenses	$9.5	$8.9	$40.0	$40.8

Operating Loss	$(1.7)	$(6.8)	$(15.9)	$(26.0)

Other income, net	$-	$0.3	$0.2	$2.8

(Benefit) Provision for Income Taxes	$(0.3)	$-	$0.2	$0.9

Net Loss	$(1.4)	$(6.5)	$(15.9)	$(24.0)

Diluted Loss Per Share	$(0.10)	$(0.46)	$(1.12)	$(1.69)

*Unaudited

Commenting on today’s announcement, Nancy Lurker, Chief Executive Officer of PDI, Inc. stated, “While adjusted basis revenue of $90.0 million for 2009 was down 20% compared to 2008, fourth quarter adjusted basis revenue of $25.7 million was 1% higher than 2008 reflecting, in part, what we believe is the beginning of an overall strengthening of the market. On an adjusted basis, our gross profit, operating loss, net loss and loss per share all improved significantly for the full year and fourth quarter of 2009 compared to 2008.”

Ms. Lurker continued, “Although the first nine months of 2009 were especially challenging, we experienced signs of improvement in the overall business environment and in our win rate during the fourth quarter – factors which we are cautiously optimistic about continuing throughout 2010. During 2009, we took a variety of actions to strengthen the Company.  Our focus on providing measurable value to clients, pursuing new business opportunities and continuing cost reductions puts PDI in a solid position to benefit from a market upswing. Indeed, this was evidenced in the fourth quarter by a stabilization in adjusted basis revenues relative to 2008 and the first nine months of 2009, and a significant reduction in our adjusted basis operating loss compared to 2008. In tandem with a more positive economic climate and the completion of various industry mergers, pharmaceutical companies are now actively assessing their portfolios, commercial models and field force needs. As such, they are reaching out more aggressively to companies like PDI in order to improve the efficiency, flexibility and return on investment of their sales force initiatives.  We believe that our two recent business wins and major contract renewal, as well as an increase in our new business pipeline since the end of the third quarter of 2009, are representative of this turnabout and reflect the industry’s continued recognition of the high-impact value PDI provides to clients.  While additional new business will be required in order for us to return to profitability, it is our belief that all of the actions taken in 2009, along with our actions aimed at driving revenue expansion, have solidly positioned the Company for growth.”

Financial Overview Fourth Quarter 2009

Revenue, net - For the fourth quarter ended December 31, 2009, adjusted basis revenue, net totaled $25.7 million compared to $25.4 million for the same period in 2008.  On a GAAP basis revenue, net was $24.0 million for the fourth quarter of 2009 compared to $25.4 million for the same period in 2008.  Revenue, net for the fourth quarter of 2009 on a GAAP basis was $1.7 million lower than on an adjusted basis as a result of credits issued in connection with the mutual termination of the product commercialization contract.

➢
GAAP and adjusted basis revenue, net in the Sales Services segment for both the fourth quarter of 2009 and 2008 was $21.0 million. Revenue lost from the internalization of an outsourced sales force by a long-term client and the expiration or termination of other sales force arrangements in effect in 2008 were offset by new contracts and expansion of existing contracts.

➢
GAAP and adjusted basis revenue, net in the Marketing Services segment for the fourth quarter of 2009 was $4.7 million compared to $4.4 million for the same period in 2008. Higher revenue in our Pharmakon business unit due to an increase in the number of projects was partially offset by lower revenue in our TVG business unit and a decrease in revenue from the closing of the Vital Issues in Medicine (VIM) business unit in 2009.

Gross Profit – Adjusted basis gross profit for the fourth quarter of 2009 was $7.8 million compared to $2.1 million for the same period in 2008. On an adjusted basis, the Company’s fourth quarter 2008 gross profit was negatively impacted by $3.7 million from the execution of the product commercialization contract that was mutually terminated in the second quarter of 2009.  On a GAAP basis, gross profit was $7.6 million for the 2009 period compared to a loss of $(8.2) million for the 2008 period. On a GAAP basis, the Company’s fourth quarter 2008 gross profit was negatively impacted by $14.0 million from the execution of the product commercialization contract and $10.3 million of that related to the loss contract accrual.

➢
GAAP and adjusted basis gross profit for the Sales Services segment increased to $5.4 million for the fourth quarter of 2009 from $4.5 million for the same period in 2008. GAAP and adjusted basis gross profit percentage also increased in 2009 in large part due to lower costs and the recognition of higher performance related fees in 2009.

➢
GAAP and adjusted basis gross profit in the Marketing Services segment increased to $2.4 million for the fourth quarter of 2009 from $1.3 million for the same period in 2008.  This increase was primarily attributable to higher revenue from our Pharmakon business unit. GAAP and adjusted basis gross profit percentage also increased in Marketing Services due primarily to lower costs and favorable business and services mix.

Total Operating Expenses – Adjusted basis total operating expenses for the fourth quarter of 2009 were $9.5 million compared to $8.9 million for the same period of 2008. On a GAAP basis total operating expenses were $33.3 million for the 2009 period compared to $9.0 million for the 2008 period. Total operating expenses for the fourth quarter are higher on a GAAP basis by $24.3 million due to the inclusion of an asset impairment charge of $18.1 million related to Pharmakon business unit goodwill and intangibles and $5.7 million of facilities realignment charges primarily related to the relocation of the Company’s corporate headquarters.

➢
GAAP and adjusted basis operating expenses for the fourth quarter of 2008 benefited by approximately $0.8 million from the reversal of certain franchise tax reserves for which issues were cleared in the quarter and the reduction of certain insurance related accruals due to favorable experience.

➢
GAAP and adjusted basis operating expenses for the fourth quarter of 2009 increased in large part due to higher professional fees of approximately $0.7 million incurred in connection with the development of new service offerings and the continued strengthening of existing offerings.

Operating Loss – The adjusted basis operating loss for the fourth quarter of 2009 was $(1.7) million compared to $(6.8) million for the same period in 2008.  On a GAAP basis the operating loss for the fourth quarter of 2009 was $(25.7) million compared to a $(17.2) million loss for the same period. The operating losses on both a GAAP and adjusted basis result from the net effect of the revenue, gross profit and operating expense items discussed above.

Net Loss and Net Loss Per Share - The adjusted basis net loss for the quarter in 2009 was $(1.4) million, or $(0.10) per share, compared to a net loss of $(6.5) million, or $(0.46) per share, for the same period of 2008. On a GAAP basis the net loss was $(18.4) million, or $(1.30) per share in 2009, compared to a net loss of $(16.9) million, or $(1.19) per share in 2008. The net loss in 2009 on a GAAP basis was reduced by $7.0 from tax benefits realized as a result of the Worker, Homeownership, and Business Assistance Act passed in November 2009.

Financial Overview Full Year 2009

Revenue, net - For the year ended December 31, 2009, adjusted basis revenue, net totaled $90.0 million compared to $112.5 million for the same period in 2008.  On a GAAP basis revenue, net was $84.9 million in 2009 compared to $112.5 million in 2008.  Revenue, net for 2009 on a GAAP basis was $5.1 million lower than on an adjusted basis as a result of credits issued in connection with the mutual termination of the product commercialization arrangement.

➢
GAAP and adjusted basis revenue, net in the Sales Services segment for 2009 was $73.2 million, compared to $89.7 million for the full year in 2008. While Sales Services has gained revenue as a result of new contracts and the expansion of existing contracts, these gains were more than offset by lost revenue from the internalization of an outsourced sales force by a long-term client and the expiration or termination of other sales force arrangements in effect in 2008.

➢
GAAP and adjusted basis revenue, net in the Marketing Services segment for 2009 was $16.8 million, compared to $23.9 million for 2008. While our Pharmakon business unit had revenue growth in the second half of 2009, it was not enough to offset the softness in the market for these services in the first six months of 2009 and the overall softness in the demand for market research services provided by our TVG business unit. In addition, GAAP and adjusted basis revenue, net in Marketing Services decreased by $2.3 million in 2009, compared to 2008 from the closing of our VIM business unit in 2009.

Gross Profit – Adjusted basis gross profit for 2009 was $24.1 million compared to $14.8 million for 2008. On an adjusted basis, the Company’s 2008 gross profit was negatively impacted by $13.3 million from the execution of the product commercialization contract that was mutually terminated in the second quarter of 2009. On a GAAP basis gross profit was $26.3 million for 2009 compared to $4.5 million for 2008. On a GAAP basis, the Company’s 2008 gross profit was negatively impacted by $23.6 million from the execution of the product commercialization contract and the loss contract accrual. In addition, on a GAAP basis, 2009 gross profit benefited from the net gain of $2.5 million realized in connection with the mutual termination of the product commercialization contract.

➢
GAAP and adjusted basis gross profit for the Sales Services segment decreased to $15.7 million for 2009 from $18.4 million for 2008. This decline is primarily the result of lower revenue for the 2009 compared to 2008.

➢
GAAP and adjusted basis gross profit in the Marketing Services segment decreased to $8.0 million for 2009 from $9.8 million for 2008. The decrease was primarily attributable to lower overall revenue. The gross profit percentage increased in Marketing Services due primarily to lower costs and favorable business and services mix.

Total Operating Expenses – Adjusted basis total operating expenses for 2009 were $40.0 million compared to $40.8 million for 2008.  On a GAAP basis total operating expenses were $66.9 million in 2009 compared to $40.9 in 2008.  Total operating expenses for 2009 are higher on a GAAP basis by $26.0 million due to the inclusion of an asset impairment charge of $18.1 million related to the carrying value of our Pharmakon business unit goodwill and intangibles and $8.7 million of facilities realignment charges related to the downsizing of space at our former Company headquarters and TVG business unit and the relocation of the Company’s corporate headquarters.

➢
GAAP and adjusted basis 2009 operating expenses were lower in part due to the Company’s ongoing cost reduction initiatives, net lower compensation related expenses and lower executive severance compared to 2008.  Somewhat offsetting these amounts were professional fees incurred throughout the year in connection with the development of new service offerings, continued strengthening of existing offerings and upgrading of internal systems, process and procedures.

Operating Loss - The adjusted basis operating loss for 2009 was $(15.9) million compared to $(26.0) million for the same period in 2008.  On a GAAP basis the operating loss for 2009 was $(40.6) million compared to a $(36.4) million loss for 2008. The operating losses on both a GAAP and adjusted basis results from the net effect of the revenue, gross profit and operating expense items discussed above.

Net Loss and Net Loss Per Share - The adjusted basis net loss for 2009 was $(15.9) million, or $(1.12) per share, compared to a net loss of $(24.0) million, or $(1.69) per share, for 2008. On a GAAP basis the net loss was $(33.6) million, or $(2.36) per share in 2009, compared to a net loss of $(34.5) million, or $(2.42) per share in 2008. The net loss in 2009 on a GAAP basis was reduced by $7.0 million from tax benefits realized as a result of the Worker, Homeownership, and Business Assistance Act passed in November 2009.

Liquidity and Cash Flow – On a GAAP and adjusted basis, cash and cash equivalents as of December 31, 2009 were $72.5 million, which is $1.9 million higher than September 30, 2009 and $17.6 million lower than December 31, 2008.

➢
The decline in cash for the full year is primarily the result of the net loss incurred in 2009 and the cash obligations of the product commercialization contract that was mutually terminated in April 2009.  At December 31, 2009, the Company had no further obligations under this mutually terminated arrangement.

➢	As of December 31, 2009, the Company’s cash equivalents were predominantly invested in Treasury money market funds and the Company had no commercial debt.

Conference Call

As previously announced, PDI will hold a conference call today, to discuss financial and operational results of the fourth quarter and year ended December 31, 2009 as follows:

Time: 4:30 (ET)

Dial-in numbers: (866) 644-4654 (U.S. and Canada) or (706) 643-1203

Conference ID#: 54709533

Live webcast: www.pdi-inc.com

The teleconference replay will be available three hours after completion through Saturday, March 6, 2010 by dialing (800) 642-1687 (U.S. and Canada) or (706) 645-9291 and entering conference ID 54709533. The archived webcast will be available for one year on the Company’s investor website, www.pdi-inc.com.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures. A reconciliation of these to the comparable GAAP measures is included as Exhibit A.

About PDI

PDI provides commercialization services for established and emerging biopharmaceutical companies. The company is dedicated to maximizing the return on investment for its clients by providing strategic flexibility, sales and marketing expertise. For more information, please visit the company's website at www.pdi-inc.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and financial performance. These statements are based on current expectations and assumptions involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond PDI's control. These statements also involve known and unknown risks, uncertainties and other factors that may cause PDI's actual results to be materially different from those expressed or implied by any forward-looking statement. For example, with respect to statements regarding projections of future revenues, growth and profitability, actual results may differ materially from those set forth in this release based on the loss, early termination or significant reduction of any of our existing service contracts, the failure to meet performance goals in PDI's incentive-based arrangements with customers or the inability to secure additional business. Additionally, all forward-looking statements are subject to the risk factors detailed from time to time in PDI's periodic filings with the Securities and Exchange Commission, including without limitation, PDI's Annual Report on Form 10-K for the year ended December 31, 2009, and PDI's subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, PDI undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

(Tables to Follow)

PDI, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands except per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2009	2008	2009	2008

Revenue, net	$24,008	$25,404	$84,871	$112,528
Cost of services	16,440	33,593	58,591	108,015
Gross profit	7,568	(8,189)	26,280	4,513

Compensation expense	4,710	5,069	22,310	22,838
Executive severance	-	-	221	1,237
Other selling, general and administrative expenses	4,785	3,898	17,474	16,767
Asset impairment	18,118	-	18,118	23
Facilities realignment	5,704	75	8,734	75
Total operating expenses	33,317	9,042	66,857	40,940
Operating loss	(25,749)	(17,231)	(40,577)	(36,427)
Other income, net	(10)	263	183	2,841
Loss before income tax	(25,759)	(16,968)	(40,394)	(33,586)
(Benefit) provision for income tax	(7,312)	(48)	(6,834)	875
Net loss	$(18,447)	$(16,920)	$(33,560)	$(34,461)

Loss per share of common stock:
Basic	$(1.30)	$(1.19)	$(2.36)	$(2.42)
Diluted	$(1.30)	$(1.19)	$(2.36)	$(2.42)

Weighted average number of common shares and
common share equivalents outstanding:
Basic	14,227	14,202	14,219	14,240
Diluted	14,227	14,202	14,219	14,240

Segment Data (Unaudited)
(in thousands)

	Sales	Marketing	PC
	Services	Services	Services	Eliminations	Consolidated
Three months ended December 31, 2009:
Revenue	$21,002	$4,712	$-	$(1,706)	$24,008
Gross profit	5,382	2,427	11	(252)	7,568
Gross profit %	25.6%	51.5%	-	NM	31.5%
Three months ended December 31, 2008:
Revenue	$21,020	$4,384	$-	$-	$25,404
Gross profit	4,513	1,310	(14,012)	-	(8,189)
Gross profit %	21.5%	29.9%	-	-	-32.2%
Year ended December 31, 2009:
Revenue	$73,232	$16,748	$-	$(5,109)	$84,871
Gross profit	15,691	8,044	2,497	48	26,280
Gross profit %	21.4%	48.0%	-	NM	31.0%
Year ended December 31, 2008:
Revenue	$89,656	$23,872	$(1,000)	$-	$112,528
Gross profit	18,390	9,751	(23,628)	-	4,513
Gross profit %	20.5%	40.8%	NM	-	4.0%

NM - Not Meaningful

Selected Balance Sheet Data (Unaudited)
(in thousands)
	December 31,	December 31,
	2009	2008

Cash and cash equivalents	$72,463	$90,074

Total current assets	$96,511	$112,999
Total current liabilities	24,880	31,360
Working capital	$71,631	$81,639

Total assets	$109,776	$149,036
Total liabilities	$34,886	$41,929
Total stockholders' equity	$74,890	$107,107

Selected Cash Flow Data (Unaudited)
(in thousands)
	December 31,	December 31,
	2009	2008

Net loss	$(33,560)	$(34,461)
Non-cash items	23,552	6,522
Net change in assets and liabilities	(6,457)	11,948
Net cash used in operations	$(16,465)	$(15,991)

Change in cash and cash equivalents	$(17,611)	$(9,111)

Exhibit A

Non-GAAP Financial Measures
When we evaluate the performance of our business as a whole, we focus on results (such as revenue, gross profit, operating expense and operating income/loss) before certain types of gains and charges because such gains and charges are not a component of our ongoing income or expenses and/or may have a disproportionate positive or negative impact on the results of our ongoing underlying business operations. These non-GAAP results should not be considered in isolation and are not in accordance with, or a substitute for, GAAP results. Our non-GAAP results may differ from similar measures used by other companies, even if similar terms are used to identify such measures. PDI’s management believes non-GAAP results are useful in evaluating the performance of its business; however, its reliance on these measures is limited since items included in or excluded from such measures may have a material impact on our revenue, gross profit, operating expenses and operating loss calculated in accordance with GAAP. Therefore, investors should consider these limitations and evaluate non-GAAP results in conjunction with GAAP.

Consolidated Reconciliation from GAAP to non-GAAP ("Adjusted Basis") Financial Measures (Unaudited)
(in thousands except per share data)

	Three Months Ended December 31,
	2009				2008
	Revenue	Gross Profit	Operating (Loss)	Net Loss	Revenue	Gross Profit	Operating (Loss)	Net Loss
GAAP	$24,008	$7,568	$(25,749)	$(18,447)	$25,404	$(8,189)	$(17,231)	$(16,920)
Operations under terminated contract(1)	1,706	252	252	252	-	-	-	-
Asset impairment(2)	-	-	18,118	18,118	-	-	-	-
Facilities realignment(3)	-	-	5,704	5,704	-	-	75	75
PC Services (4)	-	-	-	-	-	10,325	10,325	10,325
Tax benefits(5)	-	-	-	(7,015)	-	-	-	-
non-GAAP ("Adjusted Basis")	$25,714	$7,820	$(1,675)	$(1,388)	$25,404	$2,136	$(6,831)	$(6,520)

	Years Ended December 31,
	2009				2008
	Revenue	Gross Profit	Operating (Loss)	Net Loss	Revenue	Gross Profit	Operating (Loss)	Net Loss
GAAP	$84,871	$26,280	$(40,577)	$(33,560)	$112,528	$4,513	$(36,427)	$(34,461)
Operations under terminated contract(1)	5,109	313	313	313	-	-	-	-
Asset impairment(2)	-	-	18,118	18,118	-	-	23	23
Facilities realignment(3)	-	-	8,734	8,734	-	-	75	75
PC Services (4)	-	(2,534)	(2,534)	(2,534)	-	10,325	10,325	10,325
Tax benefits(5)	-	-	-	(7,015)	-	-	-	-
non-GAAP ("Adjusted Basis")	$89,980	$24,059	$(15,946)	$(15,944)	$112,528	$14,838	$(26,004)	$(24,038)

Exhibit A (continued)

	Three Months		Years Ended
	Ended December 31,		December 31,
	2009	2008	2009	2008
GAAP EPS	$(1.30)	$(1.19)	$(2.36)	$(2.42)
Operations under terminated contract(1)	0.02	-	0.02	-
Asset impairment(2)	1.27	-	1.27	-
Facilities realignment(3)	0.40	-	0.62	-
PC Services (4)	-	0.73	(0.18)	0.73
Tax benefits(5)	(0.49)	-	(0.49)	-
non-GAAP ("Adjusted Basis") EPS	$(0.10)	$(0.46)	$(1.12)	$(1.69)

(1) - Represents the amount for which no revenue or gross profit was recognized on a GAAP basis due to the credit provided by the Company via an amendment to an existing fee for service program in connection with the promotional contract that was mutually terminated in April 2009.
(2) - Represents a goodwill impairment charge or approximately $8.5 million related to annual impairment testing and an other intangible assets charge of $9.6 million at the Pharmakon business unit.
(3) - Represents charges related to exiting the Company's Saddle River, New Jersey facility and down sizing its Dresher, Pennsylvania facility and impairment charges for furniture, leasehold improvements and office equipment at these facilities related to our cost savings initiative.
(4) - $10.3 million represents the 2008 accrued contract loss from our PC Services segment in connection with the product commercialization contract that was mutually terminated in April 2009. In connection with the mutual termination, an existing fee for service contract was amended in April 2009 resulting in a $2.5 million reversal of estimated accrued contract loss.
(5) - Represents a $3.3 million monetized benefit related to the November 2009 Worker, Homeownership, and Business Assistance Act (the "Act"),
a $2.2 million reversal of uncertain tax provisions in connection with the Act and a $1.4 million reversal of a deferred tax liability due to the goodwill impairment charge described in (2).

Segment Reconciliation from GAAP to non-GAAP ("Adjusted Basis") Financial Measures (Unaudited)
(in thousands)

	Three Months Ended December 31,				Years Ended December 31,
	2009		2008		2009		2008
Product Commercialization Segment	Revenue	Gross Profit	Revenue	Gross Profit	Revenue	Gross Profit	Revenue	Gross Profit
GAAP	$-	$11	$-	$(14,012)	$-	$2,497	$(1,000)	$(23,628)
PC Services (1)	-	-	-	10,325	-	(2,534)	-	10,325
non-GAAP ("Adjusted Basis")	$-	$11	$-	$(3,687)	$-	$(37)	$(1,000)	$(13,303)

(1) - $10.3 million represents the 2008 accrued contract loss from our PC Services segment in connection with the promotional contract that was mutually terminated in April 2009. In connection with the mutual termination, an existing fee for service contract was amended in April 2009 resulting in a $2.5 million reversal of estimated accrued contract loss.